Exhibit 10.2

Amendment No. 1 to Right of First Refusal Agreement

This Amendment No. 1 to Right of First Refusal Agreement (“Amendment”) entered into between PharmaCyte Biotech, Inc. (“PharmaCyte”) and Silver Rock Associates, Inc. (“Silver Rock”) dated July 15, 2020.

WHEREAS, PharmaCyte and Silver Rock entered into a Right of First Refusal Agreement dated May 4, 2020 (“Agreement”);

WHEREAS, PharmaCyte and Silver Rock desire to resolve certain disputes relating into the entering into the Agreement and the meaning of certain provisions thereof; and

WHEREAS, PharmaCyte and Silver Rock desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 1 of the Agreement is hereby amended to read in its entirety as follows:

(a)                Until such time as PharmaCyte is no longer eligible to use Form S-3 for block trades, PharmaCyte may not consummate any sale of shares (“Shares”) of its Common Stock (“Proposed Transaction”) unless PharmaCyte has first offered Silver Rock, pursuant to Notice, as set forth in Section 3 of the Agreement, the opportunity to purchase the Shares in any Proposed Transaction on the same terms and conditions, including price, number of shares, timing and installments, if any, (“Same Terms”) as the Proposed Transaction. Silver Rock shall have two (2) Business Days to provide Notice to PharmaCyte whether it will purchase the Shares in the Proposed Transaction on the Same Terms. Should PharmaCyte not receive Notice from Silver Rock that it will purchase the Shares on the Same Terms within such two (2) Business Day period or if Silver Rock does not complete the purchase of the Shares on the Same Terms, then PharmaCyte may proceed with the Proposed Transaction.

(b)               This right of first refusal shall terminate once PharmaCyte is no longer eligible to use Form S-3 for block trades, anticipated to be the date on which PharmaCyte’s Form 10-K for the fiscal year ended April 30, 2020 is filed.

2.	Miscellaneous.

(a)                Governing Law, Jurisdiction. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law. PharmaCyte and Silver Rock hereby submit to the exclusive jurisdiction of the United States federal and state courts located in Los Angeles, California, with respect to any dispute arising under this Amendment.

(b)               Counterparts. This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the Parties and shall be deemed to be an original instrument which shall be enforceable against the Parties executing such counterparts and all of which together shall constitute one and the same instrument. This Amendment may be delivered to the Parties by email of a copy of this Agreement bearing the signature of the Parties so delivering this Agreement.

(c)                Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties to this Amendment have executed it by their respective duly authorized officers as of the day and year first written above.

PHARMACYTE BIOTECH, INC.

By:	/s/ Kenneth L. Waggoner

SILVER ROCK ASSOCIATES, INC.

By:	/s/ Nima Montazeri
Name:	Nima Montazeri